Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-143786) pertaining to the 2006 Equity Incentive Plan of Cyclacel Pharmaceuticals, Inc. of our report dated April 1, 2013, with respect to the consolidated balance sheet as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2012 and the period from August 13 1996 (inception) to December 31, 2012 of Cyclacel Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/S/ ERNST & YOUNG LLP

Metro Park, New Jersey
April 1, 2013